MEDTRONIC plc
RESTRICTED STOCK UNIT AWARD AGREEMENT
2021 MEDTRONIC PLC LONG TERM INCENTIVE PLAN
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1.Restricted Stock Units Award. Medtronic plc, an Irish public limited company (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and on the Grant Date as each is set forth above. The Restricted Stock Units represent the right to receive ordinary shares of the Company, par value $0.0001 per share (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”) and in the 2021 Medtronic plc Long Term Incentive Plan (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern.
2.Vesting & Distribution. The Restricted Stock Units will vest 100% on the third anniversary of the Grant Date. The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following the applicable vesting date, provided that you have not incurred a Termination of Employment prior to such vesting date (the “Restricted Period”). Notwithstanding the preceding sentence, if you incur a Termination of Employment during the Restricted Period as a result of your death, Disability or Retirement (other than if you Retire on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs, as provided in Section 3 below), you will vest 100% on the third anniversary of the Grant Date, and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following vesting. Any portion of the Restricted Stock Units that does not vest in accordance with the foregoing will automatically be forfeited and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. Upon your Termination of Employment during the Restricted Period for any reason other than death, Disability or Retirement, including a Termination of Employment during the Restricted Period that results from your Retirement on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such Termination of Employment. For purposes of this Agreement, the term “Disability” shall have the meaning ascribed to it under the Global Disability Policy maintained by the Committee or its delegate and the term “Retirement” shall mean the earlier of: (i) Termination of Employment from the Company or an Affiliate on or after attaining age 55 with 10 years of service; (ii) Termination of Employment on or after attaining age 62; (iii) if, on your termination date, you are employed in a country (i.e., receiving pay and benefits from that country) that is designated on the Global Retirement Policy maintained by the Committee or its delegate, the age or combination of age and service specifically for such country on the Global Retirement Policy.
3.Forfeiture. If you have received or are entitled to receive delivery of Shares as a result of this Agreement within the period beginning six months prior to the date of your Termination of Employment and ending twelve months following the date of your Termination of Employment, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Shares received or receivable with respect to this Restricted Stock Units award, in the event that you engage in any of the following activities:
a.performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;
b.unauthorized disclosure of material proprietary information of the Company or any Affiliate;
c.a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or
d.any other occurrence determined by the Committee.
The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity but in no event later than twelve months after your Termination of Employment. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 3 by terminating the Restricted Stock Units awarded under this Agreement.
If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (the number of such shares of Common Stock as may be adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of your Termination of Employment and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.
For purposes of this Section 3, forfeiture of Common Stock shall be effected by the redemption of such Common Stock in accordance with the Articles of Association of the Company and to the extent permissible under applicable law.
Notwithstanding the foregoing, this Section 3 shall have no application following a Change of Control, nor shall the Company’s Incentive Compensation Forfeiture

Policy apply following a Change of Control to the Restricted Stock Units awarded pursuant to this Agreement or to any proceeds in respect of such award.
In addition to the foregoing, the Restricted Stock Units will terminate upon the date of your Retirement, and you will forfeit the continued vesting described in Section 2 that would otherwise apply to a Termination of Employment as a result of Retirement, if you Retire on or before the last day of the second fiscal quarter of the fiscal year in which the Grant Date occurs.
4.Change of Control. Notwithstanding anything in Section 2 of this Agreement to the contrary, if a Change of Control of the Company occurs during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change of Control, and the Company will issue to you a number of Shares equal to the number of Restricted Stock Units (including any dividend equivalents described in Section 5, below) within six weeks following the Change of Control, provided that no such vesting or issuance shall occur if the Restricted Stock Units are replaced or continued by a Replacement Award that satisfies the requirements of Section 10.1(b) of the Plan. In the event that the Restricted Stock Units are replaced by a Replacement Award and you incur a Termination of Employment during the two years following a Change of Control by the Company without Cause or by you for Good Reason, such Replacement Award shall vest in full and be settled within six weeks following your Termination of Employment.
5.Dividend Equivalents. You are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units. The additional Restricted Stock Units will be subject to the terms of this Agreement.
6.Clawback; Repayment. The Restricted Stock Units shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time, and (ii) applicable law. In addition, if you receive any amount in excess of the amount that you should have otherwise received under the terms of the Restricted Stock Units for any reason (including, without limitation, by reason of a financial restatement, mistake in calculations or other administrative error), the Committee may provide that you shall be required to repay any such excess amount to the Company and its Subsidiaries.
7.Withhold Taxes. You are responsible to promptly pay any Social Security and Medicare taxes (together, “FICA”) due upon vesting of the Restricted Stock Units, and any Federal, State, and local taxes due upon distribution of the Shares. The Company and its Subsidiaries are authorized to deduct from any payment to you any such taxes required to be withheld. As described in Section 15.4 of the Plan and to the extent permissible under applicable law, you may elect to have the Company withhold a portion of the Shares issued upon settlement of the Restricted Stock Units to satisfy all or part of the withholding tax requirements. You may also elect, at the time you vest in the Restricted Stock Units, to pay your FICA liability due with respect to those Restricted Stock Units out of those units. If you choose to do so, the Company will reduce the number of your vested Restricted Stock Units accordingly. The amount that is applied to pay FICA will be subject to Federal, State, and local taxes.

8.Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of this Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets that are superior to a general, unsecured creditor of the Company by reason of this Agreement.
9.No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company and you each have the right to terminate your employment at any time for any reason or for no reason at all.
10.Amendment to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan are intended to be exempt from Section 409A of the Code, and that changes may need to be made to the Agreement to avoid adverse tax consequences under Section 409A of the Code. You agree that following the issuance of such rules, the Company may amend this Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.
11.Governing Law, Venue and Personal Jurisdiction. Notwithstanding anything contrary in the Plan or Section 12 of this Agreement, the validity, enforceability, construction and interpretation of the Plan or Agreement shall be governed by the laws of the State of Minnesota. You irrevocably waive any right to have the laws of any state or nation or other legal jurisdiction other than the State of Minnesota apply to the Plan or Agreement. Any dispute regarding the Plan or Agreement that is not subject to Section 12 or is allowed to be brought in court pursuant to Section 12 (“Permitted Court Action”) shall be exclusively decided by a state court in the State of Minnesota, and you irrevocably waive any right to have any such disputes decided in any jurisdiction or venue other than a state court in the State of Minnesota. You irrevocably consent to the personal jurisdiction of the state courts in the State of Minnesota for the purposes of any Permitted Court Action, and irrevocably waive any right to remove any case commenced by Medtronic from a state court in the State of Minnesota to any federal court.
12.Arbitration Agreement. If you are a U.S. based employee, this Section 12 contains the terms and conditions of an agreement to arbitrate claims (“Arbitration Agreement”) between you and Medtronic. The Federal Arbitration Act (“FAA”) (9 U.S.C. §1 et. seq.) applies to and governs this Arbitration Agreement. All claims and disputes covered by this Arbitration Agreement will be decided by a single arbitrator through final and binding arbitration and not by way of court or jury trial.
a.Covered Claims. You and Medtronic agree that, except as otherwise provided in this Arbitration Agreement, all claims or disputes, past, present, or future, arising out of or related to: (i) this Agreement, (ii) the Award, or (iii) the Plan (including, without limitations, claims for breach of contract, breach of fiduciary duty, and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance) will be decided by a single arbitrator through final and binding arbitration under the terms of this Arbitration Agreement. This arbitration Agreement applies to any disputes that the Company may have against you or that you may have against the Company, and/or any of its past, present, or future:

(i) officers, directors, members, owners, shareholders, employees, and board members; (ii) parents, subsidiaries, and affiliates; and (iii) Plan Administrators and Committee members or Committees (as those terms are defined in the Plan); and (iv) predecessors, successors, or assigns. Each and all of the entities/individuals listed in the preceding sentence may enforce this Arbitration Agreement as a direct or third-party beneficiary. If any claim(s) not covered under this Arbitration Agreement are combined with claims that are covered under this Arbitration Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and continue to be covered under this Arbitration Agreement.
b.The arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Arbitration Agreement. However, the preceding sentence does not apply to Section 12(e) of this Arbitration Agreement. Notwithstanding any other clause or language in this Arbitration Agreement and/or any rules or procedures that might otherwise apply by virtue of this Arbitration Agreement, any claim that all or any portion of the Class Action Waiver is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.
c.Limitations. This Arbitration Agreement does not cover any claims or disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement. Both the Company and you may apply to a court of competent jurisdiction as permitted in this Arbitration Agreement for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief. The court to which the application is made is authorized to grant temporary or preliminary injunctive relief and may do so with or without addressing the merits of the underlying arbitrable dispute, as provided by applicable law of the jurisdiction. All determination of final relief will be decided in arbitration, and the pursuit of temporary or preliminary injunctive relief shall not be deemed incompatible with or constitute a waiver of rights under this Arbitration Agreement.
d.Procedures. The arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Arbitration Agreement, will be under the then current Commercial Arbitration Rules of the AAA (“AAA Rules”); provided, however, that if there is a conflict between the AAA Rules and this Arbitration Agreement, this Arbitration Agreement shall govern. Unless the parties jointly agree otherwise, the arbitrator must be a retired judge from any jurisdiction. Unless the parties jointly agree otherwise, the arbitration will take place in the county where you are employed or were last employed by the Company.
i.The arbitrator will be selected as follows: AAA will give each party a list of 11 potential arbitrators (who are subject to the qualifications of the preceding paragraph) drawn from its panel of arbitrators from which the parties will strike alternately by telephone conference administered by AAA, with the claimant to strike first, until only one name remains. That person will be designated as the arbitrator. If the individual selected cannot serve, AAA will issue another list of 11 potential arbitrators and repeat the alternate striking selection process. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if he or she had been specifically named herein.
ii.The arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the arbitrator. Either party may file dispositive motions, including without limitation a motion to dismiss and/or a motion for summary judgment and the arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. A party may make an offer of judgment in a manner consistent with, and within the time limitations, consequences, and effects provided in Rule 68 of the Federal Rules of Civil Procedure.
iii.The arbitrator will issue an award by written opinion within thirty (30) days from the date the arbitration hearing concludes. The opinion will be in writing and include the factual and legal basis for the award. The award issued by the arbitrator may be entered in any court of competent jurisdiction.
e.Class and Collective Action Waivers. You and the Company agree to bring any claim on an individual basis. Accordingly, YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class Action Waiver”). Additionally, no arbitration proceeding under this Arbitration Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees. The Class Action Waiver will be severable from this Arbitration Agreement if there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void, or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class Action Waiver that is enforceable shall be enforced in arbitration.
f.Discovery. Each party may take the deposition of 3 individual fact witnesses and any expert witness designated by another party. Each party may also propound requests for production of documents, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, in accordance with any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
g.Construction. Subject to Section 12(e), which includes its own severability provision, if any provision of this Arbitration Agreement is adjudged to be invalid, unenforceable, unconscionable, or void or voidable, in whole or in part, such adjudication will not affect the validity of the remainder of the Arbitration Agreement. All remaining provisions will remain in full force and effect. The mutual promises by the Company and you to arbitrate provide consideration for this Arbitration Agreement. Your entitlement to an Award provides additional and separate consideration for this Arbitration Agreement. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Arbitration Agreement. Notwithstanding any contrary language in the Agreement or otherwise, this Arbitration Agreement will survive the termination of the Agreement, the Plan, your employment and the expiration of any benefit.
13.Agreement. By accepting your stock grant electronically on the administrator’s website or otherwise accepting or receiving the stock grant, you agree to be bound by the terms and conditions of this Agreement and the Plan, including, without limitation, the Arbitration Agreement. Your signature is not required in order to make this Agreement effective.
Medtronic Stock Administration
Medtronic plc
c/o Medtronic, Inc.
800 53rd Ave NE #SLK32
Minneapolis, MN 55432

askhr@medtronic.com
888-422-1500
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